Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Contango Ore, Inc., of our report dated September 13, 2023, relating to the consolidated financial statements of Contango Ore, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Houston, Texas
November 16, 2023